EXHIBIT 4.9

                         AMENDED STOCK OPTION AGREEMENT

         This Amended Stock Option Agreement, hereinafter referred to as "Amended Option," is entered into by and between Zions Bancorporation, a Utah corporation, hereinafter referred to as "Zions," and W. David Hemingway, hereinafter referred to as "Optionee".

         WHEREAS, Optionee and Zions Utah Bancorporation, predecessor to Zions, entered into a Stock Option Agreement dated April 13, 1983, hereinafter referred to as "Optionee".

         WHEREAS, the parties are now desirous of modifying the terms and conditions of said Original Option.

         NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the parties hereby agree that the Original Option is hereby amended by the following:

          1. The option price as set forth in the Original Option is reduced from $40.00 per share to $30.50 per share;
          2. The number of shares subject to the Original Option is hereby reduced from 6,000 to 4,500;
          3. The option term as set forth in the Original Option is modified to begin December 21, 1995 and shall terminate December 24, 2000. Twenty percent of the total shares available under this option (or 900 shares) shall become exercisable, cumulatively, each year commencing December 21, 1995. Each year shall be determined to mean the period commencing December 21 and ending the next December 20 except the last year which shall commence

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December 21, 1999, and end on December 24, 2000. Each successive year throughout the option period an additional 20 percent of the total optioned shares shall become exercisable, cumulatively; and
         4. All other provisions of the Original Option not specifically in conflict with the modifications set forth hereinabove shall remain in full force and effect.

                       DATED this 31 day of January, 1991.
                                  --        -------

                                                     ZIONS BANCORPORATION


                                                    By:/S/ Harris H. Simmons
                                                       -------------------------
                                                       Harris H. Simmons
                                                       Its:


                                                       /S/ W. David Hemingway
                                                       -------------------------
                                                       W. David Hemingway










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